Exhibit 10.2

GOLDMAN SACHS & CO. LLC | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: (212) 902-1000

Opening Transaction

To:	Dominion Energy, Inc. 120 Tredegar Street Richmond, Virginia 23219

A/C:	042956276

From:	Goldman Sachs & Co. LLC

Re:	Issuer Share Forward Sale Transaction

Ref. No:	SDB3281661798

Date:	March 27, 2018

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman Sachs & Co. LLC (“Dealer”) and Dominion Energy, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.    This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to each of Dealer and Counterparty, with a “Threshold Amount” in respect of Dealer of 3% of stockholder’s equity of Dealer’s ultimate parent as of the date hereof and a “Threshold Amount” in respect of Counterparty of USD200 million; provided that (x) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (y) (A) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi) and (B) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsections (1) and (2) hereof shall not constitute an Event of Default if (i) such default was caused solely by error or omission of an administrative or operational nature; (ii) in the case of subsection (1), such default was cured within two Local Business Days of such party’s receipt of written notice of such default; and (iii) in the case of subsection (2), funds were available to enable the party to make the payment when due and the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction and replaces any previous agreement between the parties with respect to the subject matter hereof.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates, including The Goldman Sachs Group, Inc. (collectively, “Goldman Sachs”), and Counterparty or any confirmation or other agreement between Goldman Sachs and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Goldman Sachs and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Goldman Sachs and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 27, 2018

Effective Date:	April 2, 2018 (the “Scheduled Effective Date”), or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.

Buyer:	Dealer

Seller:	Counterparty

Maturity Date:	December 31, 2018 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The shares of common stock, no par value per Share, of Counterparty (Ticker: “D”)

Number of Shares:	Initially, (x) if no Initial Hedging Disruption (as defined below) occurs, 10,000,000 Shares (the “Full Number of Shares”) or (y) if an Initial Hedging Disruption occurs, the Reduced Number of Shares (as defined below), in each case, as reduced on each Relevant Settlement Date (as defined under “Settlement Terms” below) by the number of Settlement Shares to which the related Valuation Date relates.

Settlement Currency:	USD

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:	On the Effective Date, USD67.3258, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and

1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Daily Rate:	For any day, the USD-Federal Funds Rate minus the Spread.

Spread:	0.75%.

USD-Federal Funds Rate:	For any day, the rate set forth for the Currency Business Day immediately preceding such day opposite the caption “Federal funds”, as such rate is displayed on the page “FEDL01 Index <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Forward Price Reduction Dates:	As set forth on Annex B.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Annex B.

Valuation:

Valuation Date:	For any Settlement (as defined below), if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.

Unwind Dates:	For any Cash Settlement or Net Share Settlement, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with such Settlement, starting on the First Unwind Date for such Settlement.

First Unwind Date:	For any Cash Settlement or Net Share Settlement, as designated in the relevant Settlement Notice.

Unwind Period:	For any Cash Settlement or Net Share Settlement, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.

Settlement Terms:

Settlement:	Any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of the Transaction, in each case at the election of Counterparty as set forth in the Settlement Notice.

Settlement Notice:	Subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of the Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 90th Scheduled Trading Day immediately preceding the Maturity Date) in a written notice to Dealer (a “Settlement Notice”) delivered no later than the applicable Settlement Method Election Date, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the related Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date is not zero, then the Maturity Date shall be a Valuation Date for a Physical Settlement and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares as of the Maturity Date (provided that if the Maturity Date occurs during the period from, and including, the time any Settlement Notice is given for a Cash Settlement or Net Share Settlement to, and including, the related Relevant Settlement Date, then the provisions set forth in the third paragraph of the heading “Early Valuation” shall apply as if the Maturity Date were the Early Valuation Date).

Undesignated Shares:	As of any date, the Number of Shares minus the number of Shares designated as Settlement Shares for Settlements for which the related Relevant Settlement Date has not occurred.

Settlement Method Election:	Applicable; provided that:

(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii) Counterparty may elect Cash Settlement or Net Share Settlement only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Relevant Forward Price for such Cash Settlement or Net Share Settlement in compliance with the laws of Counterparty’s jurisdiction of organization, (E) it is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) and (F) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law, regulation or supervisory guidance applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets (including, without limitation, from any applicable utilities commission), and any governmental consents (including, without limitation, from any applicable utilities commission) that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable:

(A)  to all of the Settlement Shares designated in such Settlement Notice if, at any time from, and including, the date such Settlement Notice is received by Dealer to, and including the related First Unwind Date, (I) the trading price per Share on the Exchange (as determined by Dealer) is below USD33.6629 (the “Threshold Price”) or (II) Dealer determines, in its good faith and commercially reasonable judgment, that it would be unable to purchase a number of Shares in the market sufficient to unwind its hedge position in respect of the portion of the Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on the advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B)  to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Dealer) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment, that a Trading Condition has occurred, in which case the provisions set forth below in the third paragraph opposite “Early Valuation Date” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.

Electing Party:	Counterparty

Settlement Method Election Date:	With respect to any Settlement, the 5th Scheduled Trading Day immediately preceding (x) the Valuation Date, in the case of Physical Settlement, or (y) the First Unwind Date, in the case of Cash Settlement or Net Share Settlement.

Default Settlement Method:	Physical Settlement

Physical Settlement:	Notwithstanding Section 9.2(a) of the Equity Definitions, on the Physical Settlement Date, Dealer shall pay to Counterparty an amount equal to the Forward Price on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares.

Physical Settlement Date:	The Valuation Date.

Net Share Settlement:	On the Net Share Settlement Date, if the Net Share Settlement Amount is greater than zero, Counterparty shall deliver a number of Shares equal to the Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if the Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of the Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with the Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in the Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.

Net Share Settlement Date:	The date that follows the Valuation Date by one Settlement Cycle.

Net Share Settlement Amount:	For any Net Share Settlement, an amount equal to the Forward Cash Settlement Amount divided by the Settlement Price.

Forward Cash Settlement Amount:	Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price minus (B) the Relevant Forward Price.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement, the weighted average of the Forward Prices on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with such Settlement, as determined by the Calculation Agent).

Settlement Price:	For any Cash Settlement or Net Share Settlement, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) during the Unwind Period relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with such Settlement, as determined by the Calculation Agent), plus USD0.02.

Unwind Activities:	The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period shall be at Dealer’s sole discretion. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its good faith and reasonable judgment and based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by

Dealer) (a “Regulatory Disruption”), for it to refrain from purchasing Shares on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day without specifying (and Dealer shall not otherwise communicate to Counterparty) the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date and such Regulatory Disruption shall be deemed to be a Market Disruption Event.

Relevant Settlement Date:	For any Settlement, the Physical Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, as the case may be.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:

Potential Adjustment Events:	Notwithstanding Section 11.2(e)(iii) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event. None of the following shall be a Potential Adjustment Event: the issuance of stock options, warrants, restricted stock or restricted stock units in the ordinary course, in each case, pursuant to Counterparty’s employee or director benefit plans; and the issuance of stock under Counterparty’s direct stock purchase and dividend reinvestment plans. For the avoidance of doubt, Counterparty’s proposed issuance of stock in connection with the proposed merger as set forth in the Agreement and Plan of Merger, dated as of January 2, 2018 by and among Counterparty and the parties thereto, as may be amended from time to time shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the Trade Date (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend Amount for such calendar quarter that has an ex-dividend date no earlier than the Forward Price Reduction Date occurring in the relevant quarter).

Regular Dividend Amount:	For each calendar quarter, as set forth on Annex B.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “15%”.

Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; and (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the words “the interpretation” with the words “or public announcement of any formal or informal interpretation” in the third line thereof.

Failure to Deliver:	Applicable if Dealer is required to deliver Shares hereunder; otherwise, Not Applicable.

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) deleting clause (C) of the second sentence thereof and (ii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	25 basis points per annum

Loss of Stock Borrow:	Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) deleting clause (A) of the first sentence thereof in its entirety and (ii) deleting the words “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the second sentence thereof.

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer.

Early Valuation:

Early Valuation:	Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, at any time (x) following the occurrence of a Hedging Event, the declaration by Counterparty of an Extraordinary Dividend, or an ISDA Event or (y) if an Excess Section 13 Ownership Position, an Excess FPA Ownership Position, an NYSE Ownership Position or an Excess Regulatory Ownership Position exists, Dealer (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date”, in which case the provisions set forth in this “Early Valuation” section shall apply, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement. For the avoidance of doubt, other than as set forth in the third immediately following paragraph, any amount calculated pursuant to this “Early Valuation” section as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

If the Early Valuation Date occurs on a date that is not during an Unwind Period, then the Early Valuation Date shall be a Valuation Date for a Physical Settlement, and the number of Settlement Shares for such Settlement shall be the Number of Shares on the Early Valuation Date; provided that Dealer may designate more than one Early Valuation Date, each such Early Valuation Date relating to a number of Settlement Shares designated by Dealer.

If the Early Valuation Date occurs during an Unwind Period, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to be the Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply, and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on the Early Valuation Date, and (ii) (A) the Early Valuation Date shall be a Valuation Date for an additional Physical Settlement and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on the Early Valuation Date; provided that Dealer may designate more than one Early Valuation Date, each such Early Valuation Date relating to a portion of the Remaining Shares designated by Dealer.

In addition, in the event of the declaration by Counterparty of a Retroactively Declared Extraordinary Dividend, Dealer shall make such adjustment to the relevant number of Settlement Shares, Net Share Settlement Amount or Forward Cash Settlement Amount, as the case may be, to take into account the economic effect of such Retroactively Declared Extraordinary Dividend. “Retroactively Declared Extraordinary Dividend” means any Extraordinary Dividend for which the relevant ex-dividend date occurs concurrently with, or prior to, the declaration by Counterparty of such Extraordinary Dividend.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.

ISDA Event:	(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as reasonably determined by the Calculation Agent.

Hedging Event:	(i) A Loss of Stock Borrow, (ii) an Increased Cost of Stock Borrow in connection with which Counterparty does not elect, and so notify the Hedging Party of its election within the required time period, to either amend the Transaction pursuant to Section 12.9(b)(v)(A) of the Equity Definitions, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) of the Equity Definitions, or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.

Remaining Shares:	On any day, the Number of Shares as of such day (or, if such day occurs during an Unwind Period, the Number of Shares as of such day minus the Unwound Shares for such Unwind Period on such day).

Unwound Shares:	For any Unwind Period on any day, the aggregate number of Shares with respect to which Dealer has unwound its hedge position in respect of the Transaction in connection with the related Settlement as of such day.

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under the Transaction, in whole or in part, to an affiliate of Dealer whose obligation is guaranteed by an affiliated guarantor that customarily guarantees obligations of Dealer pursuant to a customary guarantee by such guarantor used in similar transactions without the consent of Counterparty; provided that (1)(a) such assignee or transferee is organized under the laws of the United States or any State thereof; (b) Counterparty will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Counterparty would have been required to pay Dealer in the absence of such assignment or transfer; (c) Counterparty will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Dealer would have been required to so withhold or deduct in the absence of such assignment or transfer; (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer, and (e) the senior unsecured debt rating (the “Credit Rating”) of such affiliate (or any guarantor of its obligations under the Transaction) is equal to or greater than the Credit Rating of Dealer as specified by Standard and Poor’s Rating Services or Moody’s Investor Service, Inc., at the time of such assignment or transfer. In connection with any assignment or transfer pursuant to the immediately preceding sentence, the assignee or transferee shall deliver to Counterparty a properly executed IRS Form W-9 or Form W-8 (together with all necessary attachments) establishing an exemption from backup withholding under the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, any such guarantee shall not be a Credit Support Document hereunder, and any such guarantor shall not be a Credit Support Provider hereunder.

Calculation Agent:	Dealer; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Counterparty Payment Instructions:	To be provided by Counterparty

Dealer Payment Instructions:	JPMorgan Chase Bank, NY
For A/C Goldman Sachs & Co. LLC
A/C#930-1-011483
ABA: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

Dealer’s Contact Details for Purpose of Giving Notice:	Goldman Sachs & Co. LLC 200 West Street New York, NY 10282-2198 Attention: Simon Watson, Equity Capital Markets Telephone: 212-902-2317 Facsimile: 212-256-5738 Email: simon.watson@ny.ibd.email.gs.com

With a copy to:

Attention: Daniel Josephs, Equity Capital Markets Telephone: 212-902-8193 Facsimile: 917-977-3943 Email: daniel.josephs@ny.ibd.email.gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

3.    Effectiveness.

The effectiveness of this Confirmation and the Transaction shall be subject to the following conditions:

(a)    the representations and warranties of Counterparty contained in the Underwriting Agreement dated the date hereof among Counterparty and Dealer and Credit Suisse Securities (USA) LLC, as representatives of the Underwriters party thereto (the “Underwriting Agreement”), and any certificate delivered pursuant thereto by Counterparty shall be true and correct on the Effective Date as if made as of the Effective Date;

(b)    Counterparty shall have performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date;

(c)    all of the conditions set forth in Section 5 of the Underwriting Agreement shall have been satisfied;

(d)    the Initial Closing Date (as defined in the Underwriting Agreement) shall have occurred as provided in the Underwriting Agreement;

(e)    all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on the Effective Date as if made as of the Effective Date;

(f)    Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to the Effective Date, including without limitation its obligations under Section 6 hereof; and

(g)    Counterparty shall have delivered to Dealer an opinion of counsel in form and substance reasonably satisfactory to Dealer, with respect to the matters set forth in Section 3(a) of the Agreement and that the maximum number of Shares initially issuable hereunder have been duly authorized and, upon issuance pursuant to the terms of the Transaction, will be validly issued, fully paid and nonassessable.

Notwithstanding the foregoing or any other provision of this Confirmation, if (x) on or prior to 9:00 a.m., New York City time, on the date the Initial Closing Date (as defined in the Underwriting Agreement) is scheduled to occur, Dealer, in its commercially reasonable judgment, is unable to borrow and deliver for sale the Full Number of Shares or (y) in Dealer’s commercially reasonable judgment, it would incur a stock loan cost of more than 50 basis points per annum with respect to all or any portion of the Full Number of Shares (in each case, an “Initial Hedging Disruption”), the effectiveness of this Confirmation and the Transaction shall be limited to the number of Shares Dealer may borrow at a cost of not more than 50 basis points per annum (such number of Shares, the “Reduced Number of Shares”), which, for the avoidance of doubt, may be zero.

4.    Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into the Transaction hereunder as principal and not for the benefit of any third party.

5.    Additional Representations and Warranties of Counterparty. In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, that:

(a)    without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, FASB Statements 128, 133, as amended, 149 or 150, EITF 00-19, 01-6, 03-6 or 07-5, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(b)    it will not take any action or refrain from taking any action that would limit or in any way adversely affect Dealer’s rights under the Agreement or this Confirmation; provided that the parties acknowledge and agree that in no event will Counterparty exercising its rights under this Agreement or this Confirmation be deemed to adversely affect Dealer’s rights under the Agreement or this Confirmation;

(c)    it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the Number of Shares plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;

(d)    it will not repurchase any Shares if, immediately following such repurchase, the Number of Shares would be equal to or greater than 4.5% of the number of then-outstanding Shares and it will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;

(e)    it is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(f)    neither it nor any of its officers, directors, managers or similar persons is aware of any material non-public information regarding itself or the Shares; it is entering into this Confirmation and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(g)    it is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)    no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares;

(i)    as of the Trade Date and as of the date of any payment or delivery by Counterparty or Dealer hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);

(j)    it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(k)    it: (i) is an “institutional account” as defined in FINRA Rule 4512(c); and (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating any recommendations of Dealer or its associated persons; and

(l)    IT UNDERSTANDS THAT THE TRANSACTION IS SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.

6.    Additional Covenants of Counterparty.

(a)    Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Physical Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to the Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.

(b)    Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with the Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.

(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)    Counterparty shall promptly provide notice thereof to Dealer (i) upon the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) upon announcement of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.

(e)    Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares. However, the foregoing shall not (a) limit Counterparty’s ability, pursuant to any issuer “plan” (as defined in Rule 10b-18), to re-acquire Shares from employees in connection with such plan or program, (b) limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with such a plan, (c) prohibit any purchases effected by or for an issuer “plan” by an “agent independent of the issuer” (each as defined in Rule 10b-18), (d) otherwise restrict Counterparty’s or any of its affiliates’ ability to repurchase Shares under privately negotiated, off-exchange transactions with any of its employees, officers, directors, affiliates or any third party that are not expected to result in market transactions or (e) limit Counterparty’s ability to grant stock and options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such stock or options in connection with any issuer “plan” (as defined in Rule 10b-18) for directors, officers and employees or any agreements with respect to any such plan for directors, officers or employees of any entities that are acquisition targets of Counterparty, and in connection with any such purchase under (a) through (e) above, Counterparty will be deemed to represent to Dealer that such purchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

(f)    Counterparty will not be subject to any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.

(g)    During any Unwind Period, Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, to the extent permitted by applicable law, notify Dealer of such public announcement; (ii) promptly notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or an Early Valuation or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

7.    Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that the Transaction and the obligations and rights of Counterparty and Dealer (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Physical Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).

8.    Additional Provisions.

(a)    Dealer acknowledges and agrees that Counterparty’s obligations under the Transaction are not secured by any collateral and that this Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transaction.

(b)    The parties hereto intend for:

(i)    the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;

(ii)    the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;

(iii)    any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)    all payments for, under or in connection with the Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and

(v)    any or all obligations that either party has with respect to this Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transaction) or any other agreement between such parties.

(c)    Notwithstanding any other provision of the Agreement or this Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Physical Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under this Agreement a number of Shares greater than 20,000,000 Shares (as adjusted for stock splits and similar events) (the “Capped Number”). Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(c) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transaction.

(d)    The parties intend for this Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Dealer to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.

(e)    The parties intend for this Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).

(f)    Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through Dealer at 200 West Street, New York, New York 10282-2198, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

(g)    Counterparty acknowledges that:

(i)    during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)    Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Settlement Price;

(iv)    any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the Settlement Price, each in a manner that may be adverse to Counterparty; and

(v)    the Transaction is a derivatives transaction; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price received by Counterparty under the terms of the Transaction.

9.    Indemnification. Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by the parties hereto of their respective obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the Agreement or the consummation of the transactions contemplated hereby. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction or Dealer’s material breach of this Agreement or this Confirmation. In addition, Counterparty will reimburse any Indemnified Party for all reasonable and documented expenses (including reasonable and documented fees and expenses of one counsel per relevant jurisdiction) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. The provisions of this Section 9 shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Dealer.

10.    Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, or have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)), Shares to the extent that, upon such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than the lesser of (x) 4.5% of the outstanding Shares (such condition, an “Excess Section 13 Ownership Position”) and (y) 31,970,610 Shares (such number of Shares, the “Threshold Number of Shares” and such condition, an “Excess NYSE Ownership Position”), (ii) Dealer’s ultimate parent entity would purchase, acquire or take (as such terms are used in the Federal Power Act) at any time on the relevant date in excess of 7.5% of the outstanding Shares (an “Excess FPA Ownership Position”) or (iii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Article 14 of the Virginia Stock Corporate Act or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) Dealer Group directly or indirectly so beneficially owning in excess of the lesser of (A) 4.5% of the outstanding Shares and (B) the Threshold Number of Shares or (y) the occurrence of an Excess FPA Ownership Position or an Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery.

11.    Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Dealer or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty; provided, further, that Counterparty may disclose any such information if required by applicable law, regulatory body, or court order.

12.    Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6(a) above or Dealer otherwise determines in its reasonable opinion that any Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6(a) above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.

13.    Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Confirmation and all matters arising in connection with the Agreement and this Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

14.    Set-Off.

(a)     The parties agree that upon the occurrence of the designation or deemed designation of an Early Termination Date as a result of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give prompt notice to the other party of any set-off effected under this Section 14.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14 shall be effective to create a charge or other security interest. This Section 14 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b)    Notwithstanding anything to the contrary in the foregoing, Dealer agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from Dealer to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey to Dealer rights, or the ability to assert claims, that are senior to the rights and claims of common stockholders in the event of Counterparty’s bankruptcy.

15.    Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

16.    Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:

“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to the Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof (each, “Proceedings”), to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation or the Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under the Agreement or this Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”

17.    Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

18.    Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to receive or deliver cash or other assets in respect of the settlement of the Transaction, except in circumstances where the required cash or other asset settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the Trade Date (including, for the avoidance of doubt, where Counterparty elects Cash Settlement).

19.    Other Forward. Dealer acknowledges that Counterparty has entered into a substantially identical forward transaction for the Shares on the date hereof (the “Other Forward”) with Credit Suisse Capital LLC. Dealer and Counterparty agree that if Counterparty designates a Relevant Settlement Date with respect to the Other Forward and for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period for the Other Forward coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer prior to the commencement of such Overlap Unwind Period of the first Exchange Business Day and length of such Overlap Unwind Period, and Dealer shall only be permitted to purchase Shares to unwind its hedge in respect of the Transaction on every other Exchange Business Day during such Overlap Unwind Period, commencing on the first Exchange Business Day of such Overlap Unwind Period.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN SACHS & CO. LLC

By:	/s/ Eugene Parloff
	Name:	Eugene Parloff
	Title:	Vice President

Agreed and accepted by:

DOMINION ENERGY, INC.

By:	/s/ James R. Chapman
	Name:	James R. Chapman
	Title:	Senior Vice President – Mergers & Acquisitions and Treasurer

ANNEX A

PRIVATE PLACEMENT PROCEDURES

If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:

(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)    in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.

In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.

If Counterparty delivers any Unregistered Settlement Shares in respect of the Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Relevant Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

ANNEX B

FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
May 31, 2018	USD0.835
September 6, 2018	USD0.835
December 6, 2018	USD0.835

REGULAR DIVIDEND AMOUNTS

For any calendar quarter ending on or prior to December 31, 2018:	USD0.835

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